SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) March 24, 2004

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number

1-08788	SIERRA PACIFIC RESOURCES P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358

2-28348	NEVADA POWER COMPANY 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 367-5000	88-0420104

None

(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
Signature
Exhibit Index

Item 5. Other Events

     On March 24, 2004, the Public Utilities Commission of Nevada (PUCN) issued its decisions on the 2003 Deferred Energy Case and the 2003 General Rate Case filed by Nevada Power Company (“NPC”).

     In its decision on NPC’s 2003 Deferred Energy Case, the PUCN allowed NPC to recover approximately $89 million of deferred energy and fuel costs accumulated by NPC between October 1, 2002 and September 30, 2003 as well as costs associated with NPC’s conservation program. NPC had originally sought to recover $93 million in deferred energy and fuel costs and conservation program costs. NPC was also granted an approximately $80 million increase to its base tariff energy rates (“BTER”) which allows NPC to increase its current rates to recover NPC’s current fuel and energy costs.

     In its decision on NPC’s 2003 General Rate Case, the PUCN allowed $48 million of the $133 million rate increase requested by NPC. The general rate decision reflects the following significant items for NPC:

•	a Return on Equity (ROE) of 10.25%, and an overall Rate of Return (ROR) of 9.03%, an improvement over NPC’s current ROE and ROR, which are 10.1% and 8.37%, respectively. NPC had requested an ROE of 12.4% and ROR of 10.03%;

•	approximately $7 million of the $8.8 million of goodwill and merger costs requested to be recovered annually over each of the next two years; and

•	approximately $21.4 million of generation divestiture costs to be recovered over an extended period of 8 years.

     The PUCN removed from cost of service various items requested by NPC through its general rates filing including costs associated with NPC’s 2003 short-term incentive compensation plan and NPC’s request to earn a rate of return on the cash balances NPC must maintain to ensure sufficient liquidity to procure power. In addition, the PUCN’s decision provided for a decrease to NPC’s general rates to allow NPC’s customers to share the benefit of approximately $8.3 million per year for the next two years of gains from recent land sales by NPC.

     Rate increases from the general rate case and the BTER will go into effect on April 1, 2004. The balance of the deferred energy rate increase will go into effect on January 1, 2005, coincident with the expiration of the collection of costs associated with NPC’s 2001 deferred energy rate case.

     NPC is still evaluating the impact of the PUCN’s decisions on its financial condition and may seek clarification of portions of the decisions.

Item 7.  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not required

(b)	Pro forma financial information.

Not required

(c)	Exhibit.

Not required

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: March 29, 2004	By:	/s/ John E. Brown
John E. Brown
Vice President, Controller

Nevada Power Company (Registrant)
Date: March 29, 2004	By:	/s/ John E. Brown
John E. Brown
Vice President, Controller

Exhibit Index

None